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Exhibit 10.4d

FORM OF
ZALE CORPORATION
2003 STOCK INCENTIVE PLAN, AS AMENDED
RESTRICTED STOCK
PLAN AGREEMENT

Participant	Issue Date	Number of Shares	Employee ID

Grant	Zale Corporation (the "Company"), on behalf of Zale Delaware, Inc. ("Zale Delware"), its wholly-owned subsidiary, has issued to the Participant named above, as of the Issue Date, the above number of shares of common stock of the Company (the "Restricted Stock") subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2003 Stock Incentive Plan, as amended (the "Plan").
Issue Date	The Issue Date for the shares of Restricted Stock granted to the Participant pursuant to this Plan Agreement (the "Restricted Shares," or a "Restricted Share") shall be the date set forth above.
Issuance of Certificates
Reasonably promptly after the Issue Date, the Company shall cause to be issued a stock certificate, registered in the name of the Participant, evidencing the Restricted Shares; provided, however, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such Restricted Shares. Each such stock certificate shall bear the legend required by Section 10(e) of the Plan. Such legend shall not be removed until such Restricted shares vest pursuant to the terms of this Plan Agreement and the Plan.
The stock certificate issued with respect to the Restricted Shares, together with the stock powers relating to such Restricted Shares, shall be held by the Company.
Vesting Date(s)	The Restricted Shares shall vest (each, a "Vesting Date").
Consequences of Vesting
Upon the vesting of a Restricted Share pursuant to the terms of the Plan and this Plan Agreement, the restrictions set forth below relating to such Restricted Shares shall cease to apply to such Restricted Share. Reasonably promptly after a Restricted Share vests, the Company shall cause to be delivered to the Participant a certificate evidencing such Restricted Share, free of the legend required by Section 10(e) of the Plan. Notwithstanding the foregoing, the Restricted Share still may be subject to restrictions on transfer as a result of applicable securities laws.

Dividends	The Participant shall be entitled to receive dividend payments, if any, with respect to the Restricted Shares.
Restrictions on Transfer

Prior to the vesting of a Restricted Share, no transfer of the Participant's rights with respect to such Restricted Share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Share, and all of the rights related thereto, shall be forfeited by the Participant.
Termination
In the event of the termination of a Participant's employment with Zale Delaware, all Restricted Shares granted to the Participant which have not vested as of the date of such termination shall immediately be returned to the Company, together with any dividends paid on such Restricted Shares.
No Section 83(b) Elections
The Participant shall not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (i.e., an election to include in gross income in the year of issuance of the Restricted Shares the amounts specified in such Section 83(b)).
Recoupment Policy
Any amounts received by Participant pursuant to the Restricted Stock granted in this Plan Agreement are subject to recoupment by the Company pursuant to any policy the Company may have in place from time to time that provides for the recoupment of compensation that was paid as a result of a misstatement of the Company's financial results that involved negligence, fraud or other misconduct.
Misc.	Upon the occurrence of a Change in Control, all outstanding Restricted Shares which have not theretofore vested shall immediately vest.
Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.
Zale Corporation
Authorized Officer
I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.
Participant

Date:

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  Exhibit 10.4d